Exhibit 99

TRIBUNE REPORTS 2005 FOURTH QUARTER AND FULL YEAR RESULTS

CHICAGO, Feb. 1, 2006—Tribune Company (NYSE:TRB) today reported fourth quarter 2005 diluted earnings per share of $.43 compared with $.67 in the fourth quarter of 2004.  For the full year 2005, Tribune reported diluted earnings per share of $1.67, flat with 2004.

Fourth quarter 2005 and 2004 results included the following:

•                  A severance charge of $.09 per diluted share in the 2005 quarter for the elimination of approximately 900 positions, compared with a charge of $.05 per diluted share in the 2004 quarter for the elimination of approximately 230 positions.  The position eliminations in both years were primarily in the publishing group.

•                  A charge of $.04 per diluted share, or $22 million, in the 2005 quarter for the announced shutdown of the Los Angeles Times San Fernando Valley printing facility.  This charge included $16 million of accelerated depreciation and $6 million of cash operating expenses.

•                  A pension curtailment gain of $.03 per diluted share in the 2005 quarter as a result of the Company’s replacement of certain defined benefit plans with a defined contribution plan.

•                  A net non-operating loss of $.04 per diluted share in the 2005 quarter, compared with a net non-operating gain of $.06 per diluted share in the 2004 quarter.

•                  A charge of $.05 per diluted share in the 2004 quarter for the cumulative effect of a change in accounting principle related to intangible assets.

Full year 2005 and 2004 results included the following:

•                  A charge of $.09 per diluted share in 2005 for the elimination of approximately 900 positions, compared with a charge of $.07 per diluted share in 2004 for the elimination of approximately 600 positions.  The position eliminations in both years were primarily in the publishing group.

•                  A charge of $.04 per diluted share, or $22 million, in 2005 for the announced shutdown of the Los Angeles Times San Fernando Valley printing facility.  The charge included $16 million of accelerated depreciation and $6 million of cash operating expenses.

•                  A pension curtailment gain of $.03 per diluted share in 2005 as a result of the Company’s replacement of certain defined benefit plans with a defined contribution plan.

•                  A charge of $.17 per diluted share in 2004 related to the anticipated settlement with advertisers regarding misstated circulation at Newsday and Hoy, New York.

•                  A net non-operating loss of $.30 per diluted share in 2005, compared with a net non-operating loss of $.28 per diluted share in 2004.

•                  A charge of $.05 per diluted share in 2004 for the cumulative effect of a change in accounting principle related to intangible assets.

Tribune presents earnings per share amounts on a generally accepted accounting principles (“GAAP”) basis only.  This differs from the pro forma earnings per share amounts supplied by broker analysts to databases such as First Call.

“In 2005, our local media businesses generated $1.4 billion in operating cash flow and we repurchased 12 million shares of our stock,” said Dennis FitzSimons, Tribune chairman, president and chief executive officer.  “We have taken aggressive steps to reduce expenses.  Now, our top priority for 2006 is revenue growth.  The recent decision to affiliate 16 of our TV stations with The CW Network is a great step forward for our broadcasting group.  We also look to continue expanding our interactive operations.”

FOURTH QUARTER 2005 RESULTS(1)

(Compared to Fourth Quarter 2004)

CONSOLIDATED

Tribune’s 2005 fourth quarter operating revenues decreased 5 percent to $1.41 billion from $1.48 billion in the 2004 fourth quarter.  Consolidated cash operating expenses were up 2 percent, or $17 million.  In the fourth quarter of 2005, cash operating expenses included $45 million of severance charges, $6 million of expenses related to the shutdown of the Los Angeles Times San Fernando Valley printing facility and a pension curtailment gain of $18 million.  In the fourth quarter of 2004, operating expenses included $24 million of severance charges.  All other cash operating expenses were up 1%, or $7 million, for the quarter.  Depreciation and amortization expense in the fourth quarter of 2005 included accelerated depreciation of $16 million related to the shutdown of the Los Angeles Times San Fernando Valley printing facility.  Operating cash flow was down 20 percent to $341 million from $427 million, while operating profit decreased 27 percent to $269 million from $369 million.

The plant shutdown and elimination of approximately 900 positions will result in annual savings of approximately $55-$60 million, primarily in publishing, beginning in 2006.

PUBLISHING

Publishing’s fourth quarter operating revenues were $1.07 billion, down 2 percent compared with last year’s fourth quarter. Publishing cash operating expenses were up 2 percent, or $20 million.  Publishing operating cash flow was $233 million, a 17 percent decrease from $279 million in 2004.  Publishing operating profit decreased 26 percent to $174 million, down from $234 million in 2004.

Publishing operating profit in the 2005 fourth quarter included $22 million of expenses related to the shutdown of the Los Angeles Times San Fernando Valley printing facility, $43 million of severance charges for the elimination of over 800 positions and a pension curtailment gain of $13 million.  Publishing operating profit in the 2004 fourth quarter

(1) “Operating profit” for each segment excludes interest and dividend income, interest expense, equity income and losses, non-operating items and income taxes.  “Operating cash flow” is defined as operating profit before depreciation and amortization.  “Cash operating expenses” are defined as operating expenses before depreciation and amortization.  Tables accompanying this release include a reconciliation of operating profit to operating cash flow and operating expenses to cash operating expenses. References to individual daily newspapers include their related businesses.

included $24 million of severance charges for the elimination of approximately 230 positions.

Management Discussion

•                  Advertising revenues decreased 2 percent for the quarter.

•                  Retail advertising revenues were down 4 percent for the quarter.  Decreases in the department stores, furniture/home furnishings, electronics, and food & drug store categories were partially offset by increases in the hardware/home improvement and personal services categories.  Preprint revenues, which are principally included in retail, were down 3 percent, due primarily to volume declines at Newsday.  Excluding Newsday, preprint revenues were up 1 percent due to strength in Los Angeles.

•                  National advertising revenues were down 5 percent for the quarter, with decreases in the wireless, technology, movies and auto categories, partially offset by an increase in the financial category.

•                  Classified advertising revenues were up 3 percent for the quarter:  help wanted was up 11 percent, real estate rose 19 percent, while auto was down 16 percent for the quarter.

•                  Interactive revenues, which are included in the above advertising categories, were up 40 percent to $46 million, mainly due to increases in classified help wanted.

•                  Circulation revenues were down 4 percent for the quarter.

•                  Individually paid circulation (home delivery plus single copy) for Tribune’s 11 metro newspapers averaged 2.8 million copies daily (Mon-Fri) and 4.2 million copies Sunday, down 2.0 percent and 0.5 percent, respectively, from the prior year’s quarter.

•                  Total net paid circulation averaged 3.0 million copies daily (Mon-Fri) and 4.4 million copies Sunday for the 2005 fourth quarter, a decline of 3.7 percent and 1.9 percent, respectively, from the prior year’s quarter, as the company continued to manage down “other paid” circulation.

•                  Cash operating expenses increased 2 percent, or $20 million, primarily due to the previously discussed plant shutdown costs and higher severance charges, partially offset by the pension curtailment gain.  All other cash expenses rose $8 million primarily due to a 6 percent rise in newsprint and ink expense; higher market prices were partially offset by lower consumption.

BROADCASTING AND ENTERTAINMENT

Broadcasting and entertainment’s fourth quarter operating revenues decreased 11 percent to $343 million, down from $385 million in 2004.  Group cash operating expenses were up 1 percent compared with the 2004 fourth quarter.  Operating cash flow was $118 million, down 27 percent from $162 million, and operating profit decreased 30 percent to $105 million from $149 million.

Television’s fourth quarter revenues decreased 10 percent to $319 million, down from $352 million in 2004.  Television cash operating expenses were up 7 percent, or $13 million, from last year.  Television operating cash flow was $112 million, a 29 percent decrease from $158 million.  Television operating profit declined 31 percent to $101 million, down from $147 million.

Management Discussion

•                  Television advertising revenues reflect softness in the telecom, auto and food categories, partially offset by increases in the financial and education categories.  Station revenues continue to be impacted by ratings issues and market softness.

•                  Television cash operating expenses were up 7 percent compared with last year primarily due to higher broadcast rights amortization expense.

•                  FTEs were down 3 percent, or approximately 90 positions, from the prior year.

•                  Radio/entertainment revenues for 2005 reflect lower syndication revenues at Tribune Entertainment and fewer home games for the Chicago Cubs.  Cash operating expenses in the fourth quarter of 2005 included a one-time $5.4 million net recovery of legal costs from a litigation settlement.

EQUITY RESULTS

Net equity income was $21 million in the fourth quarter of 2005, compared with $20 million in the fourth quarter of 2004.  The increase was primarily due to higher TV Food Network income.

NON-OPERATING ITEMS

In the 2005 fourth quarter, Tribune recorded a pretax non-operating loss of $20 million ($12 million after-tax, or $.04 per diluted share), while in the 2004 fourth quarter the Company recorded a pretax non-operating gain of $29 million ($18 million after-tax, or $.06 per diluted share).  Non-operating items in both quarters were primarily from marking-to-market the derivative component of the Company’s PHONES and the related Time Warner investment.

FULL YEAR RESULTS

CONSOLIDATED

For the full year 2005, operating revenues decreased 2 percent to $5.6 billion, down from $5.7 billion in 2004.  Consolidated cash operating expenses were down 2 percent compared with the prior year.  Operating cash flow was $1.39 billion, a 4 percent decrease compared with $1.45 billion reported in 2004.  Operating profit was down 6 percent to $1.15 billion, from $1.22 billion in 2004.

PUBLISHING

For the full year 2005, operating revenues for publishing decreased 1 percent to $4.10 billion, down from $4.13 billion in 2004.  Cash operating expenses decreased 2 percent in 2005.  Operating cash flow rose 5 percent to $951 million, from $905 million in 2004.  Operating profit increased 5 percent, or $34 million, in 2005.

For the full year 2005, publishing operating profit included a pretax charge of $22 million for the shutdown of the Los Angeles Times San Fernando Valley printing facility, $43 million of severance charges for the elimination of over 800 positions and a pension curtailment gain of $13 million. For the full year 2004, publishing operating profit included a pretax charge of $90 million related to the anticipated settlement with advertisers regarding misstated circulation at Newsday and Hoy, New York. The full year 2004 also included a pretax charge of $41 million for the elimination of about 600 positions.

BROADCASTING AND ENTERTAINMENT

For the full year 2005, operating revenues for broadcasting and entertainment decreased 6 percent to $1.5 billion, down from $1.6 billion in 2004.  Cash operating expenses increased 1 percent in 2005.  Operating cash flow declined 18 percent to $488 million from $597 million.  Operating profit decreased 20 percent to $437 million, down from $544 million.

For the full year 2005, operating revenues for television decreased 8 percent to $1.25 billion, down from $1.35 billion in 2004.  Cash operating expenses increased 3 percent in 2005.  Operating cash flow declined 22 percent to $449 million from $573 million.  Operating profit decreased 23 percent to $403 million, from $526 million in 2004.

EQUITY RESULTS

Equity income was $41 million for the full year 2005, compared with $18 million in 2004.  The increase primarily reflects improvements at TV Food Network and Comcast SportsNet Chicago.  In addition, the Company is no longer recording losses for The WB Network as the Company’s book investment has been reduced to zero.

NON-OPERATING ITEMS

In 2005, Tribune recorded a pretax non-operating gain of $70 million ($43 million after-tax), primarily from marking-to-market the derivative component of the Company’s PHONES and the related Time Warner investment.  In addition, the Company recorded $150 million of additional income tax expense in the third quarter of 2005 as a result of the Matthew Bender Tax Court ruling, and recorded favorable income tax settlement adjustments of $12 million as a reduction in income tax expense in the first quarter of 2005.  In the aggregate, non-operating items in 2005 resulted in an after-tax loss of $96 million, or $.30 per diluted share.

In 2004, Tribune recorded a pretax non-operating loss of $145 million ($90 million after-tax, or $.28 per diluted share).  Non-operating items in 2004 primarily included a pretax loss of $141 million from the early retirement of debt, a pretax loss of $18 million from marking-to-market the derivative component of the Company’s PHONES and the related Time Warner investment, and an $18 million pretax gain from the sale of the Company’s ownership interest in La Opinion.

ADDITIONAL FINANCIAL DETAILS

(Fourth Quarter and Full Year)

Corporate expenses for the 2005 fourth quarter decreased 34 percent to $9 million from $14 million in the fourth quarter of 2004.  Corporate expenses for the full year 2005 decreased 5 percent to $49 million from $52 million.  The declines were primarily due to a pension curtailment gain of approximately $4 million as a result of the Company’s replacement of certain defined benefit plans with a defined contribution plan.

Interest expense for the 2005 fourth quarter increased to $46 million, up 32 percent from $35 million in the fourth quarter of 2004.  For the full year 2005, interest expense increased 1 percent to $155 million, up from $153 million in 2004.  The increases were primarily due to new bond issuances in August and the issuance of commercial paper in late September to pay the federal portion of the Matthew Bender and Mosby tax liabilities.  Debt, excluding the PHONES, was $2.8 billion at the end of 2005 and $2.0 billion at the end of 2004.

Diluted weighted average shares outstanding declined by 4 percent for both the fourth quarter and full year primarily due to stock repurchases.  The Company repurchased 3.2 million shares in the fourth quarter and 12.2 million shares in the full year 2005.

Capital expenditures were $91 million in the fourth quarter and $206 million for the full year 2005.

RECENT ACTIONS

On January 8, 2006, Newsday’s six collective bargaining units voted to accept new four-year contracts that include position eliminations, work rule improvements, and an increase in employee health care contributions, resulting in savings of approximately $7 million in 2006 and more than $10 million annually thereafter.  The Company expects to record one-time charges of approximately $15 million in the first quarter of 2006 related to severance and other payments associated with the new contracts.

On January 24, 2006, the Company announced that it had reached a 10-year agreement to affiliate 16 of its television stations (including those in New York, Los Angeles and Chicago) with a new broadcast network being launched in fall 2006 by Warner Bros. Entertainment and CBS Corporation.  The new network will air the best programming currently on the WB Network and the UPN Network; the WB Network will shut down at that time.  The Company will not incur any costs related to the shutdown of the network.  Three of Tribune’s current WB network affiliates (Philadelphia, Atlanta and Seattle) will become independent stations at that time.

WEBCAST OF CONFERENCE CALL

Today at 8 a.m. (CDT), a live webcast of the 2005 fourth quarter conference call will be accessible through www.tribune.com and www.fulldisclosure.com.  An archive of the webcast will be available on these sites from February 1 through February 8.  More information about Tribune is available at www.tribune.com or by calling 800/757-1694.

TRIBUNE (NYSE:TRB) is one of the country’s top media companies, operating businesses in publishing and broadcasting. It reaches more than 80 percent of U.S. households and is the only media organization with newspapers, television stations and web sites in the nation’s top three markets.  In publishing, Tribune operates 11 leading daily newspapers including the Los Angeles Times, Chicago Tribune and Newsday, plus a wide range of targeted publications including Spanish-language Hoy. The Company’s broadcasting group operates 26 television stations; Superstation WGN on national cable; Chicago’s WGN-AM; and the Chicago Cubs baseball team. Popular news and information web sites complement Tribune’s print and broadcast properties and extend the Company’s nationwide audience.

This press release contains certain comments or forward-looking statements that are based largely on the Company’s current expectations and are subject to certain risks, trends and uncertainties.  Such comments and statements should be understood in the context of Tribune’s publicly available reports filed with the Securities and Exchange Commission (“SEC”), including the most current annual 10-K report and quarterly 10-Q report, which contain a discussion of various factors that may affect the Company’s business or financial results.  Any of these factors could cause actual future performance to differ materially from current expectations.  Tribune Company is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet service providers.  This press release is being furnished to the SEC through a Form 8-K.  The Company’s next 10-K report to be filed with the SEC may contain updates to the information included in this release.

MEDIA CONTACT:	INVESTOR CONTACT:
Gary Weitman 312/222-3394 (office) 312/222-1573 (fax) gweitman@tribune.com	Ruthellyn Musil 312/222-3787 (office) 312/222-1573 (fax) rmusil@tribune.com

TRIBUNE COMPANY

FOURTH QUARTER RESULTS OF OPERATIONS (Unaudited)

(In thousands, except per share data)

	FOURTH QUARTER (A)
	2005	2004	% Change

OPERATING REVENUES	$1,414,995	$1,484,148	(4.7)
OPERATING EXPENSES (B)	1,145,840	1,115,545	2.7

OPERATING PROFIT (C)	269,155	368,603	(27.0)

Net Income on Equity Investments	20,790	19,505	6.6
Interest and Dividend Income	2,404	483	NM
Interest Expense	(46,116)	(35,062)	31.5
Non-Operating Items (D)	(20,366)	29,403	NM

Income Before Income Taxes and Cumulative Effect of Change in Accounting Principle	225,867	382,932	(41.0)

Income Taxes	(91,426)	(148,330)	(38.4)

Income Before Cumulative Effect of Change in Accounting Principle	134,441	234,602	(42.7)

Cumulative Effect of Change in Accounting Principle, net of tax (E)	—	(17,788)	(100.0)

NET INCOME	134,441	216,814	(38.0)

Preferred Dividends	(2,094)	(2,077)	0.8

Net Income Attributable to Common Shares	$132,347	$214,737	(38.4)

EARNINGS PER SHARE
Basic:
Before cumulative effect of change in accounting principle, net	$.43	$.73	(41.1)
Cumulative effect of change in accounting principle, net	—	(.05)	(100.0)
Total	$.43	$.68	(36.8)

Diluted:
Before cumulative effect of change in accounting principle, net	$.43	$.72	(40.3)
Cumulative effect of change in accounting principle, net	—	(.05)	(100.0)
Total (F)	$.43	$.67	(35.8)

DIVIDENDS PER COMMON SHARE	$.18	$.12	50.0

Diluted Weighted Average Common Shares Outstanding (G)	309,307	321,411	(3.8)

(A)                              2005 fourth quarter: Sept. 26, 2005 to Dec. 25, 2005. (13 weeks)

2004 fourth quarter: Sept. 27, 2004 to Dec. 26, 2004. (13 weeks)

(B)                                Operating expenses for 2005 included a charge of $22 million, or $.04 per diluted share, related to the announced shutdown of the Los Angeles Times San Fernando Valley printing facility, a charge of $45 million, or $.09 per diluted share, ($43 million at publishing, $1 million at broadcasting & entertainment and $1 million at corporate) related to the elimination of approximately 900 positions, and a pension curtailment gain of $18 million, or $.03 per diluted share ($13 million at publishing, $1 million at broadcasting & entertainment and $4 million at corporate).  Operating expenses for 2004 included a charge of $24 million, or $.05 per diluted share, related to the elimination of approximately 230 positions in the publishing group.

(C)                                Operating profit excludes interest and dividend income, interest expense, equity income and losses, non-operating items and income taxes.

(D)                               The fourth quarter of 2005 included the following non-operating items:

	Pretax	After-tax
	Gain (Loss)	Gain (Loss)	Diluted EPS

Loss on derivatives and related investments (1)	$(24,486)	$(14,937)	$(.05)
Gain on sales of subsidiaries and investments, net	3,885	2,370.01
Other, net	235	143	—
Total non-operating items	$(20,366)	$(12,424)	$(.04)

The fourth quarter of 2004 included the following non-operating items:

	Pretax	After-tax
	Gain	Gain	Diluted EPS

Gain on derivatives and related investments (1)	$27,614	$16,844	$.06
Gain on sales of subsidiaries and investments, net	1,711	1,044	—
Other, net	78	48	—
Total non-operating items	$29,403	$17,936	$.06

(1)          Gain (loss) on derivatives and related investments represents the net change in fair values of the derivative component of the Company’s PHONES and the related Time Warner shares.

(E)                                 As a result of adopting the provisions of the Financial Accounting Standards Board’s Emerging Issues Task Force Topic No. D-108, which requires the use of a direct valuation method for intangible assets such as FCC licenses, the Company recorded a one-time pretax charge of $29 million ($18 million after tax, or $.05 per diluted share) in the fourth quarter of 2004 as a cumulative effect of a change in accounting principle in the consolidated income statement.

(F)                                 For the fourth quarters of 2005 and 2004, weighted average common shares outstanding used in the calculation of diluted earnings per share (“EPS”) were adjusted for the dilutive effect of stock options. The Company’s Series C, D-1 and D-2 convertible preferred shares were not included in the calculations of diluted EPS for the fourth quarter of either year because their effects were antidilutive.  Following are the calculations for the fourth quarter:

	Fourth Quarter
	2005	2004

Net income	$134,441	$216,814
Dividends for Series C, D-1 and D-2 preferred stock	(2,094)	(2,077)
Net income attributable to common shares	$132,347	$214,737

Weighted average common shares outstanding	307,402	317,715
Assumed exercise of stock options, net of common shares assumed repurchased	1,905	3,696
Adjusted weighted average common shares outstanding	309,307	321,411

Diluted earnings per share	$.43	$.67

(G)                                The number of common shares outstanding, in thousands, at Dec. 25, 2005 was 306,680.

TRIBUNE COMPANY

FULL YEAR RESULTS OF OPERATIONS (Unaudited)

(In thousands, except per share data)

	FULL YEAR (A)
			%
	2005	2004	Change

OPERATING REVENUES	$5,595,617	$5,726,247	(2.3)
OPERATING EXPENSES (B)	4,448,794	4,507,958	(1.3)

OPERATING PROFIT (C)	1,146,823	1,218,289	(5.9)

Net Income on Equity Investments	41,209	17,931	129.8
Interest and Dividend Income	7,539	3,053	146.9
Interest Expense	(155,191)	(153,118)	1.4
Non-Operating Items (D)	69,861	(145,044)	NM

Income Before Income Taxes and Cumulative Effect of Change in Accounting Principle	1,110,241	941,111	18.0

Income Taxes (D)	(575,552)	(367,787)	56.5

Income Before Cumulative Effect of Change in Accounting Principle	534,689	573,324	(6.7)

Cumulative Effect of Change in Accounting Principle, net of tax (E)	—	(17,788)	(100.0)

NET INCOME	534,689	555,536	(3.8)

Preferred Dividends	(8,364)	(8,308)	0.7

Net Income Attributable to Common Shares	$526,325	$547,228	(3.8)

EARNINGS PER SHARE
Basic:
Before cumulative effect of change in accounting principle, net	$1.68	$1.75	(4.0)
Cumulative effect of change in accounting principle, net	—	(.05)	(100.0)
Total	$1.68	$1.70	(1.2)

Diluted:
Before cumulative effect of change in accounting principle, net	$1.67	$1.72	(2.9)
Cumulative effect of change in accounting principle, net	—	(.05)	(100.0)
Total (F)	$1.67	$1.67	—

DIVIDENDS PER COMMON SHARE	$.72	$.48	50.0

Diluted Weighted Average Common Shares Outstanding (G)	315,338	327,237	(3.6)

(A)                              2005 full year: Dec. 27, 2004 to Dec. 25, 2005. (52 weeks)

2004 full year: Dec. 29, 2003 to Dec. 26, 2004. (52 weeks)

(B)                                Operating expenses for 2005 included a charge of $22 million, or $.04 per diluted share, related to the announced shutdown of the Los Angeles Times San Fernando Valley printing facility, a charge of $45 million, or $.09 per diluted share, ($43 million at publishing, $1 million at broadcasting & entertainment and $1 million at corporate) related to the elimination of appoximately 900 positions, and a pension curtailment gain of $18 million, or $.03 per diluted share ($13 million at publishing, $1 million at broadcasting & entertainment and $4 million at corporate).  Operating expenses for 2004 included a charge of $41 million, or $.07 per diluted share, for the elimination of approximately 600 positions in the publishing group and a charge of $90 million, or $.17 per diluted share, related to the anticipated settlement with advertisers regarding misstated circulation at Newsday and Hoy, New York.

(C)                                Operating profit excludes interest and dividend income, interest expense, equity income and losses, non-operating items and income taxes.

(D)                               The full year 2005 included the following non-operating items:

	Pretax	After-tax
	Gain	Gain (Loss)	Diluted EPS

Gain on derivatives and related investments (1)	$62,184	$37,932	$.12
Gain on sales of subsidiaries and investments, net	6,780	4,136.01
Other, net	897	547.01
Income tax adjustments (2)	—	(138,664)	(.44)
Total non-operating items	$69,861	$(96,049)	$(.30)

The full year 2004 included the following non-operating items:

	Pretax	After-tax
	Gain (Loss)	Gain (Loss)	Diluted EPS

Loss on derivatives and related investments (1)	$(18,497)	$(11,283)	$(.03)
Loss on early debt retirement (3)	(140,506)	(87,549)	(.26)
Gain on sales of subsidiaries and investments, net (4)	20,347	12,412.03
Loss on investment write-downs and other, net	(6,388)	(3,897)	(.02)
Total non-operating items	$(145,044)	$(90,317)	$(.28)

(1)          Gain (loss) on derivatives and related investments represents the net change in fair values of the derivative component of the Company’s PHONES and the related Time Warner shares.

(2)          On September 27, 2005, the United States Tax Court issued an opinion disallowing the 1998 tax-free reorganization of Matthew Bender, a former subsidiary of The Times Mirror Company.  Tribune acquired Times Mirror in June 2000, and inherited the preexisting tax dispute at that time.  Taxes and related interest for both the Matthew Bender transaction and a similar transaction completed by Times Mirror for its Mosby subsidiary in the same year total approximately $1 billion. Over time, deductions for state taxes and interest will reduce the net cash outlay to approximately $837 million. The Company had a tax reserve of $228 million, net of tax, related to the litigation.  As a result of the Tax Court ruling, the Company increased its tax reserve by $609 million by recording additional income tax expense of $150 million and goodwill of $459 million in the third quarter of 2005. In the first quarter of 2005, the Company reduced its income tax expense and liabilities by a total of $12 million as a result of favorably resolving certain federal income tax issues.

(3)          Loss on early debt retirement related to the retirement of $620 million of debt in the second quarter of 2004 at a cash premium of $137 million.

(4)          In 2004, gain on sales of subsidiaries and investments related primarily to the sale of the Company’s 50% interest in  La Opinion .

(E)                                 As a result of adopting the provisions of the Financial Accounting Standards Board’s Emerging Issues Task Force Topic No. D-108, which requires the use of a direct valuation method for intangible assets such as FCC licenses, the Company recorded a one-time pretax charge of $29 million ($18 million after tax, or $.05 per diluted share) in the fourth quarter of 2004 as a cumulative effect of a change in accounting principle in the consolidated income statement.

(F)                                 For the full year 2005 and 2004, weighted average common shares outstanding used in the calculation of diluted earnings per share (“EPS”) were adjusted for the dilutive effect of stock options. The Company’s Series C, D-1 and D-2 convertible preferred shares were not included in the calculations of diluted EPS for either year because their effects were antidilutive.

Following are the calculations for the full year:

	Full Year
	2005	2004

Net income	$534,689	$555,536
Dividends for Series C, D-1 and D-2 preferred stock	(8,364)	(8,308)
Net income attributable to common shares	$526,325	$547,228

Weighted average common shares outstanding	312,880	322,420
Assumed exercise of stock options, net of common shares assumed repurchased	2,458	4,817
Adjusted weighted average common shares outstanding	315,338	327,237

Diluted earnings per share	$1.67	$1.67

(G)                                The number of common shares outstanding, in thousands, at Dec. 25, 2005 was 306,680.

TRIBUNE COMPANY

BUSINESS SEGMENT DATA (Unaudited)

(In thousands)

	FOURTH QUARTER			FULL YEAR
			%			%
	2005	2004	Change	2005	2004	Change
PUBLISHING
Operating Revenues	$1,072,360	$1,098,946	(2.4)	$4,096,850	$4,129,850	(0.8)
Cash Operating Expenses (A) (B)	(839,795)	(819,799)	2.4	(3,146,211)	(3,224,614)	(2.4)
Operating Cash Flow (C) (D)	232,565	279,147	(16.7)	950,639	905,236	5.0
Depreciation and Amortization Expense (E)	(58,772)	(45,319)	29.7	(190,926)	(179,029)	6.6
Total Operating Profit (D)	$173,793	$233,828	(25.7)	$759,713	$726,207	4.6

BROADCASTING AND ENTERTAINMENT
Operating Revenues
Television	$318,912	$352,437	(9.5)	$1,250,155	$1,353,618	(7.6)
Radio/Entertainment	23,723	32,765	(27.6)	248,612	242,779	2.4
Total Operating Revenues	342,635	385,202	(11.1)	1,498,767	1,596,397	(6.1)

Cash Operating Expenses (A) (B)
Television	(206,753)	(194,096)	6.5	(801,213)	(780,540)	2.6
Radio/Entertainment	(18,115)	(29,241)	(38.0)	(209,767)	(219,132)	(4.3)
Total Cash Operating Expenses	(224,868)	(223,337)	0.7	(1,010,980)	(999,672)	1.1

Operating Cash Flow (C) (D)
Television	112,159	158,341	(29.2)	448,942	573,078	(21.7)
Radio/Entertainment	5,608	3,524	59.1	38,845	23,647	64.3
Total Operating Cash Flow	117,767	161,865	(27.2)	487,787	596,725	(18.3)

Depreciation and Amortization Expense
Television	(11,292)	(11,595)	(2.6)	(45,853)	(47,340)	(3.1)
Radio/Entertainment	(1,728)	(1,355)	27.5	(5,411)	(5,085)	6.4
Total Depreciation and Amortization Expense	(13,020)	(12,950)	0.5	(51,264)	(52,425)	(2.2)

Operating Profit (D)
Television	100,867	146,746	(31.3)	403,089	525,738	(23.3)
Radio/Entertainment	3,880	2,169	78.9	33,434	18,562	80.1
Total Operating Profit	$104,747	$148,915	(29.7)	$436,523	$544,300	(19.8)

CORPORATE EXPENSES
Operating Cash Flow (B) (C) (D)	$(8,976)	$(13,738)	(34.7)	$(47,783)	$(50,583)	(5.5)
Depreciation and Amortization Expense	(409)	(402)	1.7	(1,630)	(1,635)	(0.3)
Total Operating Loss (D)	$(9,385)	$(14,140)	(33.6)	$(49,413)	$(52,218)	(5.4)

CONSOLIDATED
Operating Revenues	$1,414,995	$1,484,148	(4.7)	$5,595,617	$5,726,247	(2.3)
Cash Operating Expenses (A) (B)	(1,073,639)	(1,056,874)	1.6	(4,204,974)	(4,274,869)	(1.6)
Operating Cash Flow (C) (D)	341,356	427,274	(20.1)	1,390,643	1,451,378	(4.2)
Depreciation and Amortization Expense (E)	(72,201)	(58,671)	23.1	(243,820)	(233,089)	4.6
Total Operating Profit (D)	$269,155	$368,603	(27.0)	$1,146,823	$1,218,289	(5.9)

(A)                              The Company uses cash operating expenses to evaluate internal performance. The Company has presented cash operating expenses because it is a common measure used by rating agencies, financial analysts and investors.  Cash operating expense is not a measure of financial performance under generally accepted accounting principles (“GAAP”) and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

Following is a reconciliation of operating expenses to cash operating expenses for the fourth quarter of 2005:

		Broadcasting and
	Publishing	Entertainment	Corporate	Consolidated

Operating expenses	$898,567	$237,888	$9,385	$1,145,840
Less: depreciation and amortization expense	58,772	13,020	409	72,201
Cash operating expenses	$839,795	$224,868	$8,976	$1,073,639

Following is a reconciliation of operating expenses to cash operating expenses for the fourth quarter of 2004:

		Broadcasting and
	Publishing	Entertainment	Corporate	Consolidated

Operating expenses	$865,118	$236,287	$14,140	$1,115,545
Less: depreciation and amortization expense	45,319	12,950	402	58,671
Cash operating expenses	$819,799	$223,337	$13,738	$1,056,874

Following is a reconciliation of operating expenses to cash operating expenses for the full year 2005:

		Broadcasting and
	Publishing	Entertainment	Corporate	Consolidated

Operating expenses	$3,337,137	$1,062,244	$49,413	$4,448,794
Less: depreciation and amortization expense	190,926	51,264	1,630	243,820
Cash operating expenses	$3,146,211	$1,010,980	$47,783	$4,204,974

Following is a reconciliation of operating expenses to cash operating expenses for the full year 2004:

		Broadcasting and
	Publishing	Entertainment	Corporate	Consolidated

Operating expenses	$3,403,643	$1,052,097	$52,218	$4,507,958
Less: depreciation and amortization expense	179,029	52,425	1,635	233,089
Cash operating expenses	$3,224,614	$999,672	$50,583	$4,274,869

(B)                                Cash operating expenses for the fourth quarter and full year 2005 included a charge of $6 million related to the announced shutdown of the Los Angeles Times San Fernando Valley printing facility, a charge of $45 million, ($43 million at publishing, $1 million at broadcasting & entertainment and $1 million at corporate) related to the elimination of approximately 900 positions, and a pension curtailment gain of $18 million ($13 million at publishing, $1 million at broadcasting & entertainment and $4 million at corporate). Publishing cash operating expenses for the fourth quarter and full year 2004 included charges of $24 million and $41 million, respectively, for the elimination of approximately 230 and 600 positions, respectively, in the publishing group. Publishing cash operating expenses for the full year 2004 also included a charge of $90 million related to the anticipated settlement with advertisers regarding misstated circulation at Newsday and Hoy, New York.

(C)                                Operating cash flow is defined as operating profit before depreciation and amortization. The Company uses operating cash flow along with operating profit and other measures to evaluate the financial performance of the Company’s business segments. The Company has presented operating cash flow because it is a common alternative measure of financial performance used by rating agencies, financial analysts and investors. These groups use operating cash flow along with other measures as a way to estimate the value of a company. The Company’s definition of operating cash flow may not be consistent with that of other companies. Operating cash flow does not represent cash provided by operating activities as reflected in the Company’s consolidated statements of cash flows, is not a measure of financial performance under GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

(D)                               Operating profit for each segment excludes interest and dividend income, interest expense, equity income and losses, non-operating items and income taxes.

Following is a reconciliation of operating profit (loss) to operating cash flow for the fourth quarter of 2005:

		Broadcasting and
	Publishing	Entertainment	Corporate	Consolidated

Operating profit (loss)	$173,793	$104,747	$(9,385)	$269,155
Add back: depreciation and amortization expense	58,772	13,020	409	72,201
Operating cash flow	$232,565	$117,767	$(8,976)	$341,356

Following is a reconciliation of operating profit (loss) to operating cash flow for the fourth quarter of 2004:

		Broadcasting and
	Publishing	Entertainment	Corporate	Consolidated

Operating profit (loss)	$233,828	$148,915	$(14,140)	$368,603
Add back: depreciation and amortization expense	45,319	12,950	402	58,671
Operating cash flow	$279,147	$161,865	$(13,738)	$427,274

Following is a reconciliation of operating profit (loss) to operating cash flow for the full year 2005:

		Broadcasting and
	Publishing	Entertainment	Corporate	Consolidated

Operating profit (loss)	$759,713	$436,523	$(49,413)	$1,146,823
Add back: depreciation and amortization expense	190,926	51,264	1,630	243,820
Operating cash flow	$950,639	$487,787	$(47,783)	$1,390,643

Following is a reconciliation of operating profit (loss) to operating cash flow for the full year 2004:

		Broadcasting and
	Publishing	Entertainment	Corporate	Consolidated

Operating profit (loss)	$726,207	$544,300	$(52,218)	$1,218,289
Add back: depreciation and amortization expense	179,029	52,425	1,635	233,089
Operating cash flow	$905,236	$596,725	$(50,583)	$1,451,378

(E)                                 Depreciation and amortization expense for the fourth quarter and full year 2005 included $16 million of accelerated depreciation expense related to the announced shutdown of the Los Angeles Times San Fernando Valley printing facility.

TRIBUNE COMPANY

SUMMARY OF REVENUES (Unaudited)

(In thousands)

	Period 12 (5 Weeks)			Fourth Quarter (13 Weeks)			Year-to-Date (52 Weeks)
	2005	2004	% Change	2005	2004	% Change	2005	2004	% Change
Publishing
Advertising
Retail	$166,216	$175,415	(5.2)	$380,497	$395,575	(3.8)	$1,323,547	$1,330,951	(0.6)
National	81,575	90,270	(9.6)	211,433	222,759	(5.1)	774,093	802,530	(3.5)
Classified	85,434	83,323	2.5	268,458	260,710	3.0	1,146,460	1,095,012	4.7

Sub-Total	333,225	349,008	(4.5)	860,388	879,044	(2.1)	3,244,100	3,228,493	0.5
Circulation	56,418	58,479	(3.5)	148,057	154,766	(4.3)	596,163	643,947	(7.4)
Other	23,371	23,694	(1.4)	63,915	65,136	(1.9)	256,587	257,410	(0.3)

Segment Total (A)	413,014	431,181	(4.2)	1,072,360	1,098,946	(2.4)	4,096,850	4,129,850	(0.8)

Broadcasting & Entertainment
Television	119,920	133,383	(10.1)	318,912	352,437	(9.5)	1,250,155	1,353,618	(7.6)
Radio/Entertainment	6,056	9,661	(37.3)	23,723	32,765	(27.6)	248,612	242,779	2.4

Segment Total	125,976	143,044	(11.9)	342,635	385,202	(11.1)	1,498,767	1,596,397	(6.1)

Consolidated Revenues	$538,990	$574,225	(6.1)	$1,414,995	$1,484,148	(4.7)	$5,595,617	$5,726,247	(2.3)

(A)           Publishing advertising and other revenues for 2004 have been reclassified to conform with the 2005 presentation. There was no effect on total revenues.

TRIBUNE COMPANY

SUMMARY OF NEWSPAPER ADVERTISING VOLUME (Unaudited) (A)

(In thousands)

	Period 12 (5 Weeks)			Fourth Quarter (13 Weeks)			Year-to-Date (52 Weeks)
	2005	2004	% Change	2005	2004	% Change	2005	2004	% Change
Full Run
L.A. Times	266	309	(13.9)	620	692	(10.4)	2,256	2,477	(8.9)
Chicago Tribune	211	217	(2.8)	583	572	1.9	2,129	2,166	(1.7)
Newsday	138	147	(6.1)	376	398	(5.5)	1,523	1,560	(2.4)
Other Daily Newspapers (B)	1,393	1,387	0.4	3,632	3,647	(0.4)	13,869	14,260	(2.7)
Total	2,008	2,060	(2.5)	5,211	5,309	(1.8)	19,777	20,463	(3.4)

Part Run
L.A. Times	460	531	(13.4)	1,280	1,486	(13.9)	5,319	5,914	(10.1)
Chicago Tribune	540	542	(0.4)	1,551	1,646	(5.8)	6,497	6,464	0.5
Newsday	163	180	(9.4)	502	516	(2.7)	2,041	1,936	5.4
Other Daily Newspapers (B)	586	600	(2.3)	1,563	1,636	(4.5)	6,255	6,261	(0.1)
Total	1,749	1,853	(5.6)	4,896	5,284	(7.3)	20,112	20,575	(2.3)

Total Advertising Inches
Full Run
Retail	773	820	(5.7)	1,726	1,852	(6.8)	5,980	6,200	(3.5)
National	401	433	(7.4)	1,033	1,085	(4.8)	3,774	3,998	(5.6)
Classified	834	807	3.3	2,452	2,372	3.4	10,023	10,265	(2.4)
Sub-Total	2,008	2,060	(2.5)	5,211	5,309	(1.8)	19,777	20,463	(3.4)
Part Run	1,749	1,853	(5.6)	4,896	5,284	(7.3)	20,112	20,575	(2.3)
Total	3,757	3,913	(4.0)	10,107	10,593	(4.6)	39,889	41,038	(2.8)

Preprint Pieces
L.A. Times	511,690	484,542	5.6	1,141,316	1,091,771	4.5	3,937,345	3,622,143	8.7
Chicago Tribune	494,259	488,446	1.2	1,165,239	1,129,155	3.2	4,219,676	3,989,953	5.8
Newsday	268,037	361,946	(25.9)	640,781	825,687	(22.4)	2,600,810	2,874,383	(9.5)
Other Daily Newspapers (B)	528,104	554,836	(4.8)	1,191,202	1,232,271	(3.3)	4,171,216	4,193,530	(0.5)
Total	1,802,090	1,889,770	(4.6)	4,138,538	4,278,884	(3.3)	14,929,047	14,680,009	1.7

(A)           Volume for 2004 has been modified to conform with the 2005 presentation.  Volume is based on preliminary internal data, which may be updated in subsequent reports.  Advertising volume is presented only for daily newspapers.

(B)             Other daily newspapers include The Baltimore Sun, South Florida Sun-Sentinel, Orlando Sentinel, The Hartford Courant, The Morning Call, Daily Press, The Advocate, Greenwich Time, Hoy, New York, Hoy, Chicago and Hoy, Los Angeles.